Exhibit 10.4

LEASE AMENDMENT #2

This Lease Amendment #2 (“Amendment”) dated October 9, 2007 is by and between 1875/1925 CENTURY PARK EAST COMPANY, a California general partnership (“Landlord”), and 1ST CENTURY BANK, N.A. (“Tenant”).

RECITALS

WHEREAS, 1875/1925 CENTURY PARK EAST COMPANY, a California general partnership, as Landlord, and 1ST CENTURY BANK, N.A., as Tenant, entered into that certain lease agreement dated November 5, 2003 (the “Lease”), wherein there was demised to Tenant by Landlord the Premises consisting of:  1) Premises A, known as Suite D, consisting of 3,629 rentable square feet (3,158 usable square feet) on the ground floor of the building situated at 1875 Century Park East, Los Angeles, California; and 2) Premises B, known as Suite 1400, consisting of 9,316 rentable square feet (8,108 usable square feet) on the 14th floor of the building situated at 1875 Century Park East, Los Angeles, California for a term of approximately ten (10) years commencing June 2, 2004 and terminating June 30, 2014; and

WHEREAS, said Lease was subsequently amended by Lease Amendment #1 dated June 9, 2006, increasing Premises B to 12,458 rentable square feet (10,843 usable square feet); and

WHEREAS, Landlord and Tenant desire to further amend the Lease to provide for other changes and modifications as mutually agreed upon effective December 1, 2007; and

NOW, THEREFORE, in consideration of the terms, covenants, conditions and agreements set forth in the Lease as amended and in this Amendment, the parties hereto agree as follows:

1.                                     That the Rentable Area of Premises A as set forth under Paragraphs A(1) and 1.4 of the Lease, as amended, shall be increased by 3,155 rentable square feet (“Expansion Premises”) commonly known as 1875 Century Park East, Suite B shown crosshatched on the plan marked Exhibit “A” attached hereto and made a part hereof, thereby increasing the total rentable area of Premises A from 3,629 rentable square feet to 6,784 rentable square feet.  The usable area of Premises A shall be increased by 2,746 usable square feet from 3,158 usable square feet to 5,904 usable square feet.

The Rentable Area of Premises B shall remain the same.

The total area of the combined Premises comprised of Premises A and Premises B shall be 19,242 rentable square feet (16,747 usable square feet).

2.                                     That the Term as set forth in Paragraph A(2)(a) of the Lease, as amended, for the Expansion Premises only shall be ten (10) years commencing December 1, 2007 and terminating November 30, 2017.  Pursuant to the Lease, the Term for the remainder of the Premises shall terminate on June 30, 2014.

3.                                     That the following Rental schedule shall be applicable during the Lease periods shown below and such figures shall be read in Paragraphs A(3), 3.1 and 3.2 of the Lease, as amended, during the applicable Lease periods.

Lease Period			Annual Rental	Monthly Rental

12/1/2007	-	8/31/2008	$568,707.72	$47,392.31
9/1/2008	-	11/30/2008	$571,724.04	$47,643.67
12/1/2008	-	6/30/2009	$574,336.44	$47,861.37
7/1/2009	-	8/31/2009	$589,870.44	$49,155.87
9/1/2009	-	11/30/2009	$592,886.76	$49,407.23
12/1/2009	-	8/31/2010	$595,577.40	$49,631.45
9/1/2010	-	11/30/2010	$598,970.76	$49,914.23
12/1/2010	-	8/31/2011	$601,742.16	$50,145.18

Lease Period			Annual Rental	Monthly Rental

9/1/2011	-	11/30/2011	$604,758.48	$50,396.54
12/1/2011	-	12/31/2011	$607,613.04	$50,634.42
1/1/2012	-	8/31/2012	$630,914.04	$52,576.17
9/1/2012	-	11/30/2012	$634,307.40	$52,858.95
12/1/2012	-	8/31/2013	$637,247.64	$53,103.97
9/1/2013	-	11/30/2013	$641,018.04	$53,418.17
12/1/2013	-	6/30/2014	$644,046.48	$53,670.54
7/1/2014	-	11/30/2014	$103,975.68	$8,664.64
12/1/2014	-	11/30/2015	$107,094.96	$8,924.58
12/1/2015	-	11/30/2016	$110,307.84	$9,192.32
12/1/2016	-	11/30/2017	$113,617.08	$9,468.09

4.                                     That the Security Deposit as set forth in Paragraphs A(6) and 5 of the Lease, as amended, shall be increased by $9,664.64 from $44,005.90 to $53,670.54.

5.                                     That Exhibit “A” of the Lease, as amended, shall be deleted and Exhibit “A” attached hereto shall be added.

6.                                     That Tenant accepts the Expansion Premises in their “as is” condition, except Landlord shall provide Tenant with an allowance of $76,887.35 (“Allowance”) for Landlord-approved permanent Tenant Improvements to the Expansion Premises.  All Tenant Improvements shall be made in accordance with Exhibit “C” and Paragraph 7 of the Lease.

In addition to the Allowance granted above, Landlord shall pay fifty percent (50%) of the costs (but in no event shall Landlord pay more than $15,000.00) for Tenant to remove and/or relocate, as the case may be, the existing air conditioning package units and electrical transformer equipment from Premises A and any electrical engineering drawings related thereto.

Tenant shall have the option to apply any unused portion of the previous allowance provided to Tenant under Lease Amendment #1 ($62,840.00 total) to Landlord-approved permanent Tenant Improvements to the Expansion Premises.

7.                                     That the number “48” as set forth in Paragraph A(10) and Exhibit “G” of the Lease, as amended, shall be deleted and the number “58” shall be inserted.

Prior to June 1, 2008, Tenant shall have the option to purchase, at the prevailing monthly rates for reserved parking, the two (2) reserved parking spaces in the parking structure located next to the two (2) spaces currently marked “Leasing Agent Only” from Tenant’s total allotment of 58 parking spaces.  If Tenant does not elect to purchase said spaces before June 1, 2008, Landlord shall have no obligation to rent said spaces to Tenant thereafter.

8.                                     That the number of directory strips provided to Tenant in the Addendum to the Lease, as amended, shall be increased from 23 to 33.

9.                                     That in addition to the signage set forth in the Addendum to the Lease, Tenant, at Tenant’s sole cost and expense, shall have the option to install Building-standard “eyebrow” signage on the exterior of the Expansion Premises in a location designated by Landlord.

10.                               That this Amendment shall be read with and construed with the aforesaid Lease, as amended, and all of the terms, covenants, conditions, agreements and limitations set forth in the Lease, as amended, except as specifically mentioned herein, shall remain and be in full force and effect.  In the event a conflict exists between the terms and conditions of this Amendment and the terms and conditions of the Lease, as amended, the terms and conditions of this Amendment shall control.

IN WITNESS WHEREOF the parties have executed this Amendment the day and year first above written.

“TENANT”

1ST CENTURY BANK, N.A.

By:	/s/ Jason DiNapoli.

Print Name: Jason DiNapoli

Its: President and COO

By:	/s/ Dan T. Kawamoto.

Print Name: Dan T. Kawamoto

Its: EVP - CFO

“LANDLORD”

1875/1925 CENTURY PARK EAST COMPANY,
a California general partnership

By:	WP Twin Towers, Inc.,
a California corporation

By:	/s/ Nadine Watt.
Nadine Watt, President